Exhibit 10.18

SETTLEMENT AND RELEASE AGREEMENT

AND SECOND AMENDMENT TO LEASE

[THE CAMPUS CARLSBAD]

THIS SETTLEMENT AND RELEASE AGREEMENT AND SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 19th day of January, 2012 (“Effective Date”), by and between THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company (“Landlord”) and CLINICAL MICRO SENSORS, INC., a Delaware corporation dba “GENMARK DIAGNOSTICS, INC.” (“Tenant”). Landlord and Tenant are sometimes hereinafter collectively referred to as the “Parties” or, individually, a “Party.”

R E C I T A L S:

A. Landlord and Tenant (formerly dba “Osmetech Molecular Diagnostics”) entered into that certain Lease — The Campus dated as of February 8, 2010 (the “Original Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in that certain building located and addressed at 5964 La Place Court, Carlsbad, California (the “Building”).

B. The Original Lease was subsequently amended by that certain Settlement and Release Agreement and First Amendment to Lease dated July 1, 2010, by and between Landlord and Tenant (“First Amendment”), with Tenant erroneously named therein as “GenMark Diagnostics, Inc., a Delaware corporation” (i.e., Tenant’s dba name, rather than Tenant’s legal name). The Original Lease, as amended by the First Amendment and this Second Amendment, may be referred to herein as the “Lease.”

C. Certain disputes have arisen between Landlord and Tenant regarding (a) Tenant’s exercise of its right to lease the Expansion Space (as defined in Section 1.4 of the Original Lease and modified by Clause (a) of Section 2 of this Second Amendment below) in accordance with Section 1.4 of the Original Lease in August 2011, and Landlord’s response to Tenant’s delivery of written notice to Landlord exercising its right to expand the Existing Premises (as defined in Section 4 of this Second Amendment) to incorporate the Expansion Space on the terms and conditions of Section 1.4 of the Original Lease (the “Expansion Claims”); and (b) Tenant’s failure to pay Landlord a monthly fee in connection with Tenant’s occupancy and use of portions of the Expansion Space for storage and warehousing purposes prior to the Effective Date commencing on or about July 15, 2010 and continuing as of the Effective Date of this Second Amendment (the “Warehouse Claims”). Collectively, the Expansion Claims and Warehouse Claims are referred to herein as the “Second Amendment Disputes.”

D. By this Second Amendment, the Parties now desire to: (i) resolve their disputes relating to the Second Amendment Disputes without the delay, inconvenience, expense and uncertainty of formal legal proceedings and without any admissions by either Landlord or Tenant as to the correctness, incorrectness, propriety, or impropriety of any claim, allegation, statement, position, conduct, act, or omission made or done heretofore by either Landlord or Tenant or their respective agents and/or representatives in connection with the Second Amendment Disputes; (ii) amend and restate the First Amendment for the sole purpose of correcting the name of the Tenant as erroneously referenced therein; (iii) provide for certain improvements to be made by Landlord to the Building for the expansion of the existing mezzanine space located within the Expansion Space as part of the Landlord’s Mezzanine Work (as defined in as defined in Section 6 of this Second Amendment); (iv) provide for the expansion of the Existing Premises currently as of the date of this Second Amendment, leased by Tenant in the Building to incorporate the Expansion Space (as further expanded by Landlord’s expansion of the existing mezzanine space located therein as part of the Landlord’s Mezzanine Work); (v) clarify and extend the Lease Term for the entire Premises (i.e., the Existing Premises as expanded by the Expansion Space); (vi) provide for Tenant’s prior and continued use of the Expansion Space, for the period commencing on July 15, 2010 and ending on the Warehouse Expiration Date (as defined in Section 11(b) of this Second Amendment), solely for the Warehouse License Permitted Use (as defined in Section 11(b) of this Second Amendment); (vii) revise Section 13 of the Original Summary (as defined in Section 2 below) to partially reduce the number of parking passes to which Tenant is currently entitled under the Lease to reflect that sixteen (16) parking spaces of the Parking Area (the “Equipment Area Spaces”) are currently as of the Effective Date, encumbered by Tenant’s Common Area Equipment (for as long as, and to the extent that, the Equipment Area Spaces remain so encumbered, subject to the terms and conditions of Section 5 of the First Amendment); (viii) increase the amount of the Security Deposit and the Stated Amount of the Letter of Credit required to be delivered by Tenant to Landlord pursuant to Article 21 of the Original Lease and (ix) otherwise modify the Lease as provided herein.

E. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease as modified by the First Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. Amendment and Restatement of First Amendment. Landlord and Tenant hereby acknowledge and agree that at the time of the First Amendment, the Tenant entity named in this Second Amendment was, and continues (as of the Effective Date) to be, the sole tenant of the Existing Premises and the sole lessee of the leasehold estate created by the Original Lease (as amended by the First Amendment). Notwithstanding the execution of the First Amendment by Tenant as “GenMark Diagnostics, Inc., a Delaware corporation,” Tenant hereby represents and warrants to Landlord that: (a) the officer of Tenant who executed the First Amendment was authorized by Tenant to do so on behalf of the Tenant entity in accordance with Tenant’s by laws and corporate requirements; and (b) Tenant has performed all of the Tenant’s obligations under the First Amendment as if Tenant was the party named therein. Landlord and Tenant hereby restate all of the terms and conditions of the First Amendment as an agreement by and between them by this reference, subject to the modifications thereto set forth in this Section 1 of this Second Amendment.

2. Amendments to Basic Lease Information. Effective as of the Effective Date, the Summary of Basic Lease Information of the Original Lease (the “Original Summary”) is hereby modified as follows to reflect the terms of this Second Amendment.

Tenant’s Trade Name in Section 4 of the Original Summary is hereby changed to “GenMark Diagnostics, Inc.,” and Section 5 of the Original Summary is also hereby modified to reflect such name change for purposes of notices delivered to Tenant pursuant to the Lease (as amended hereby);

(a) Section 6 of the Original Summary is hereby modified as follows:

“6. Premises (Article 1):	From the Lease Commencement Date (as such term is modified by Clause (d) of this Section 2 below) until the date immediately prior to the Expanded Premises Commencement Date (as defined in Clause (d) of this Section 2 below), 31,098 square feet of space located in the Building, as set forth in Exhibit “A” attached hereto, and known as Suite 100 of the Building. For purposes of this Second Amendment, for the portion of the Lease Term preceding the Expanded Premises Commencement Date, the “Premises” is also sometimes referred to herein as the “Existing Premises.”

Commencing on the Expanded Premises Commencement Date and continuing thereafter for the duration of the Lease Term (as modified by Clause (d) of this Section 2 below), approximately 53,347 square feet of space located in the Building, comprising the entire rentable space in the Building on such date (including, the Expansion Space as expanded by the Landlord’s Mezzanine Work [it being agreed however, that the square footage of such Mezzanine Expansion Improvements only will be subject to verification as set forth in Section 6.2 below]), and known collectively as Suite 100 and Suite 150.

Expansion Space (Section 1.4)	The entire rentable space in the Building other than the rentable space that comprises the Existing Premises (as set forth in this Clause (a) above), comprising approximately 22,249 square feet of rentable space (including the expansion of the existing mezzanine located within the Expansion Space by Landlord’s Mezzanine Work [it being agreed however, that the square footage of such Mezzanine Expansion Improvements only will be subject to verification as set forth in Section 6.2 below]), and known as Suite 150 of the Building.”

(b) Section 7 of the Original Summary is hereby modified as follows:

“7. Project:	That certain 3-building office and research and development project commonly known as “The Campus” located and addressed at 5962, 5964 and 5966 La Place Court, Carlsbad, California, respectively and comprising a total of approximately 166,747 rentable square feet (inclusive of the expansion of the existing mezzanine located within the Expansion Space by Landlord’s Mezzanine Work [it being agreed however, that the square footage of such Mezzanine Expansion Improvements only will be subject to verification as set forth in Section 6.2 below]).”

(c) Section 8 of the Original Summary is hereby modified as follows:

“8. Building	That certain office and research and development building located in the Project and addressed at 5964 La Place Court, Carlsbad, comprising a total of approximately 53,347 square feet of rentable area (inclusive of the expansion of the existing mezzanine located within the Expansion Space by Landlord’s Mezzanine Work [it being agreed however, that the square footage of such Mezzanine Expansion Improvements only will be subject to verification as set forth in Section 6.2 below])”

(d) Section 9 of the Original Summary is hereby modified as follows:

“9. Term (Article 2).

9.1 Lease Term:	Approximately ten (10) years and seven (7) months.

9.2 Lease Commencement Date:	July 15, 2010 respecting the Existing Premises.

9.3 Expanded Premises Commencement Date:	The earlier of: (i) July 1, 2013 (which July 1, 2013 date may be accelerated by Tenant, in

Tenant’s sole discretion, as set forth in Section 1.3.3(b) of the Expansion Space Work Letter attached hereto as Exhibit “B”), and (ii) the date that is the earlier of: (a) the early termination of the Temporary Warehouse License (as defined in Section 11(b) of this Second Amendment), but only in the event that Landlord exercises its right of early termination as a result of a Tenant Use Violation (subject to the terms and conditions of Section 11(c) of this Second Amendment); and (b) the date Tenant commences operations in all or any portion the Expansion Space following Substantial Completion of the Expansion Space Tenant Improvements (as defined in Section 4.3 of the Expansion Space Work Letter).

9.4 Lease Expiration Date:	The date immediately preceding the ninety-first (91st) monthly anniversary of the Expanded Premises Commencement Date; provided, however, that if the Expanded Premises Commencement Date is a date other than the first (1st) day of a month, then the Lease Expiration Date shall be the last day of the month which is ninety-one (91) months after the month in which the Expanded Premises Commencement Date falls.”

(e) Section 10 of the Original Summary is hereby modified as follows:

“10. Base Rent (Article 3).

Months of Lease Term	Annual Base Rent		Monthly Installment of Base Rent		Monthly Rental Rate per Square Foot
July 2010 – June 2011Δ	$541,105.20	*	$45,092.10	**	$1.45	*
July 2011 – June 2012Δ	$556,032.24	‡†	$46,336.02	‡†	$1.49	‡†
July 2012 – June 2013Δ	$574,691.04	*‡†	$47,890.92	*‡†	$1.54	*‡†
July 2013 – June 2014	$1,011,450.10		$84,288.26		$1.58
July 2014 – June 2015	$1,043,467.30		$86,955.61		$1.63
July 2015 – June 2016	$1,075,475.50		$89,622.96		$1.68
July 2016 – June 2017	$1,107,483.70		$92,290.31		$1.73
July 2017 – June 2018	$1,139,491.90		$94,957.66		$1.78
July 2018 – June 2019	$1,171,500.10		$97,625.01		$1.83
July 2019 – June 2020	$1,209,909.90		$100,825.83		$1.89
July 2020 – Lease Expiration Date	$1,248,319.80		$104,026.65		$1.95

Δ	Reflects the Base Rent attributable to the Existing Premises only.
*	Subject to abatement as set forth in Section 3.2 of the Original Lease with respect to the Existing Premises only.
‡	Does not include Tenant’s obligation to pay the Monthly Warehouse License Fee payable for the period beginning November 1, 2011 and expiring on the Warehouse Expiration Date, as set forth in Section 11(b) of this Second Amendment.
†

If the Expanded Premises Commencement Date falls on any date prior to July 1, 2013 (including, without limitation as a result of Tenant’s election to accelerate such July 1, 2013 date pursuant to Section 1.3.1 of the Expansion Space Work Letter), then the Monthly Installment of Base Rent payable by Tenant as set forth in this Clause (e) of this Section 2 above shall increase by an amount equal to 22,249 × the applicable Monthly Rental Rate (subject to proration in accordance with Section 3.1 of the Original Lease if the Expanded Premises Commencement Date is not the first (1st) day of a calendar month.”

(f) Section 11 of the Original Summary is hereby modified as follows:

“11. Additional Rent (Article 4).

11.1 Tenant’s Share of Project Direct Expenses (prior to the Expanded Premises Commencement Date):	18.65%.

Tenant’s Share of Project Direct Expenses (commencing on the Expanded Premises Commencement Date):	Approximately 31.99%.

11.2 Tenant’s Share of Building Direct Expenses (prior to the Expanded Premises Commencement Date):	58.29%.

Tenant’s Share of Building Direct Expenses (commencing on the Expanded Premises Commencement Date):	100%.”

(g) Section 12 of the Original Summary is hereby modified as follows:

“12. Cash Security Deposit (Section 21.1).

Prior to Effective Date of this Second Amendment:	$55,354.44.

As of the Effective Date of this Second Amendment:	$77,320.10

As of the L/C Increase Date (as defined in Section 12 of this Second Amendment):	$104,026.65

Letter of Credit Stated Amount (Section 21.2).

Initial Stated Amount:	$500,000.00

Increased Stated Amount (per Section 12 of this Second Amendment):	$857,819.76”

(h) Section 13 of the Original Summary is hereby modified as follows:

“13. Parking Pass Ratio (Article 28).

13.1 Tenant’s Parking Pass Ratio (prior to the Expanded Premises Commencement Date):	Prior to the Expanded Premises Commencement Date, Tenant shall have the right to utilize up a total of one hundred eight (108) unreserved and non-exclusive parking passes (it being agreed that the Parking Area includes handicapped and visitor spaces as same may be designated from time to time by Landlord and which number of unreserved and non-exclusive parking passes reflects those Equipment Area Spaces that are encumbered by Tenant’s Common Area Equipment as of the Effective Date of the Second Amendment (which Landlord and Tenant agree is approximately sixteen (16) parking spaces)).

13.2 Tenant’s Parking Pass Ratio (commencing on Expanded Premises Commencement Date):	Commencing on the Expanded Premises Commencement Date, Tenant’s unreserved and non-exclusive parking passes shall increase to a total of one hundred ninety-two (192) unreserved and non-exclusive parking passes; provided, however, that in the event that any of Tenant’s Common Area Equipment is removed from the Equipment Area Spaces during the Lease Term, Tenant’s allocation of unreserved and non-exclusive parking passes shall be increased by the number of Equipment Area Spaces that are no longer actually so encumbered, thus resulting in an increase of Tenant’s total Project parking passes up to a maximum of two hundred eight (208) unreserved and non-exclusive parking passes.

13.3 Short Term Spaces (Article 28):	Tenant shall have the right to designate a portion of its parking rights in the Project as included in the Parking Pass Ratio as “GenMark Reserved” pursuant to the terms and conditions of Article 28 of the Original Lease (as previously modified by the Section 4 of the First Amendment) relating to the same, except that: (a) prior to the Expansion Premises Commencement Date Landlord agrees to designate a total of four (4) Short Term Spaces; and (b) at any time following removal of Tenant’s Common Area Equipment from some or all of the Equipment Area Spaces, for each of the Equipment Area Spaces so unencumbered, Tenant may designate one (1) additional Short Term Space, up to a maximum of a total of seven (7) Short Term Spaces.”

(i) Section 15 of the Original Summary is hereby modified as follows:

“15. Tenant Improvement Allowance.

(Section 3.1 of Exhibit “C” to Original Lease (with respect to the Initial Improvements constructed pursuant to the terms and conditions of the Original Lease, as previously modified by the First Amendment only); and Section 3.1 of Exhibit “B” to this Second Amendment [with respect to the Expansion Space Improvements to be constructed pursuant to the terms and conditions of this Second Amendment only])

15.1 Initial Tenant Improvements:	Up to One Million Eight Hundred Ninety-Eight Thousand Eight Hundred Forty-Three and 80/100 Dollars ($1,898,843.80) (calculated based upon $61.06 per square foot within the Existing Premises only), subject to the terms and conditions of Section 3.1 of the Tenant Work Letter attached to the Original Lease as Exhibit “C”.

15.2 Expansion Space Tenant Improvements:

Up to One Million Three Hundred Fifty Eight Thousand Five Hundred Twenty-Three and 94/100 Dollars ($1,358,523.94) (calculated based upon $61.06 per square foot within the Expansion Space as of the Expanded Premises Commencement Date), subject to the terms and conditions of Section 3.1 of the Expansion

Space Work Letter attached as Exhibit “B” to this Second Amendment.”

3. Tenant Improvements. The defined term “Tenant Improvements” as used in the Original Lease and the First Amendment and relating to the Existing Premises only (including all references to such Tenant Improvements as the “initial Tenant Improvements”) is hereby changed to “Initial Tenant Improvements.” However, for the purposes of the design, construction and funding of Tenant’s initial alterations and improvements to the Expansion Space (which are hereinafter referred to as the “Expansion Space Tenant Improvements,” and in the Expansion Space Work Letter as the “Tenant Improvements”), Exhibit “C” to the Original Lease is hereby superseded and replaced by the Expansion Space Work Letter it being agreed that the language within the Expansion Space Work Letter refers to the Expansion Space Work Letter as the “Tenant Work Letter”.

4. Tenant’s Current Possession of the Existing Premises. Landlord and Tenant hereby agree that pursuant to the Original Lease (as previously amended by the First Amendment), (a) Landlord currently leases to Tenant and Tenant currently leases from Landlord the Existing Premises, (b) the Existing Premises comprises 31,098 square feet of space in the Building, in accordance with the Landlord’s drip-line method of measurement of the Building (to the exterior walls of the Building without exclusions for any soffits or penetrations, the “Drip-Line Method”) and is not subject to re-measurement, (c) Tenant has accepted possession of the Existing Premises demised under the Original Lease (as previously amended by the First Amendment), and (d) all items of an executory nature with respect to the Existing Premises, that were required by the terms and conditions of the Original Lease (as previously amended by the First Amendment) to have been completed by either party prior to the Effective Date of this Second Amendment, have been completed under the terms of the Original Lease (as previously amended by the First Amendment), including, but not limited to, completion of construction of the Initial Tenant Improvements, Landlord’s payment of the Tenant Improvement Allowance relating to the Initial Tenant Improvements, and tenant’s payment of any Excess Costs of the cost of the Initial Tenant Improvements.

5. Addition of Expansion Space. Landlord and Tenant hereby agree that, as of the Expanded Premises Commencement Date: (a) Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Expansion Space, as described in Section 6 of the Original Summary (as modified by Clause (a) of Section 2 of this Second Amendment) pursuant to the terms and conditions of the Lease as modified by this Second Amendment; (b) all of Tenant’s leasehold interest in the Premises pursuant to the Lease shall include the Expansion Space as incorporated therein (and all references to the “Premises” shall thereafter mean the Premises incorporating the Expansion Space); (c) Tenant shall be deemed to have exercised its option to expand as set forth in Section 1.4 of the Original Lease, with the terms and conditions of Tenant’s leasing of the Expansion Space pursuant thereto modified to reflect the terms and conditions set forth in this Second Amendment (and in the event of any conflict between the terms and conditions of Section 1.4 of the Original Lease and this Second Amendment, this Second Amendment shall control); and (d) the Premises incorporating the Expansion Space shall comprise approximately 53,347 square feet of space in accordance with Landlord’s Drip-Line Method and will be subject to re-measurement only to the extent set forth in Section 6.2 below with respect to Landlord’s obligation to verify the square footage of the Mezzanine Expansion Improvements only.

6. Landlord’s Mezzanine Work. Landlord shall, at Landlord’s sole cost and expense, in accordance with the approved T.I. Pans and Specifications (as defined in Section 1.3.8 of the Expansion Space Work Letter), cause the construction of structural improvements in the Expansion Space as required for the addition of approximately 2,513 square feet of additional mezzanine space (the “Mezzanine Expansion Improvements”). The Mezzanine Expansion Improvements shall be contiguous and level with, and otherwise generally similar to, the structural components of the existing mezzanine space improvements that are currently, as of the Effective Date, located in the Expansion Space (the “Existing Mezzanine Improvements”), and in the approximate configuration depicted on Exhibit “A” to this Second Amendment. Landlord shall contract with Landlord’s Contractor (as defined in Section 3.3.3 of the Expansion Space Work Letter) to construct the Mezzanine Expansion Improvements (as a bid alternate), for a period of construction to occur concurrent with the construction of the Expansion Space Tenant Improvements, and shall cause the Mezzanine Expansion Improvements to be completed in a good and workmanlike manner so as not to delay the construction of the Expansion Space Tenant Improvements beyond July 1, 2013 (or such earlier date as may be applicable if Tenant timely delivers Tenant’s Ready to Commence Construction Notice) (collectively, the “Landlord’s Mezzanine Work”).

6.1 Structural Work. Landlord shall be solely responsible for any damage to the roof, foundation or walls of the Building caused by, or attributable to, the Landlord’s Mezzanine Work, or as a result of any damage caused by structural alterations to the Building required for the installation the related Skylights and Stairs (as defined in Section 1.3.3 of the Expansion Space Work Letter); and the costs of any such repairs shall not be included the Building Direct Expenses.

6.2 As-Built Verification of Additional Mezzanine Space. Within thirty (30) days after Substantial Completion of the Expansion Space Tenant Improvements or as soon as reasonably practicable thereafter (but in any event within ninety (90) days after Substantial Completion of the Expansion Space Tenant Improvements), Landlord shall cause Landlord’s Architect to verify that the floor area added to the Building by the Mezzanine Expansion Improvements is approximately 2,513 square feet of additional space (in accordance with the Drip-Line Method), and Tenant shall receive a copy of such verification of the Premises floor area for the completed the Landlord’s Mezzanine Work. If the Landlord’s Mezzanine floor area calculations of Landlord’s architect for the mezzanine expansion indicates that the area of the mezzanine expansion is less than 2,250 square feet or more than 2,750 square feet (a “Material Space Deviation”), then the square footage of the Expansion Space shall be reduced or increased, as the case may be, to reflect the actual square footage of the additional mezzanine space added to the Expansion Space by the Landlord’s Mezzanine Work; provided that in no event shall Tenant pay rent on more than 53,584 square feet of Premises in the Building as a result of any Material Space Deviation. Except as provided in the previous sentence with respect to a Material Space Deviation, Landlord and Tenant agree that the square footage of (a) the Expansion Space (as set forth in the second paragraph of Section 6 of the Original Summary, as modified in Clause (a) of Section 2 of this Second Amendment), (b) the Project (as set forth in the second paragraph of Section 7 of the Original Summary, as modified in Clause (b) of Section 2 of this Second Amendment) and (c) Building (as set forth in Section 8 of the Original Summary, as modified in Clause (c) of Section 2 of this Second Amendment) are approximate and good faith estimates of such area, and unless the verification of floor area by Landlord’s architect or space planner for the mezzanine expansion as set forth in and subject to this Section 6.2 indicates a Material Space Deviation in the estimated square footage of the additional mezzanine space actually constructed by Landlord as part of the Landlord’s Mezzanine Work, the terms and conditions of Section 1.3 of the Original Lease shall apply to the Premises as expanded to incorporate the Expansion Space (including the expansion of the existing mezzanine located within the Expansion Space by the Landlord’s Mezzanine Work). In the event that it is ultimately determined that the square footage amount of the Expansion Space and Building has been modified as a result of a Material Space Deviation, then all amounts, percentages and figures appearing or referred to in this Second Amendment based upon the incorrect rentable square footage amount (including, without limitation, the amount of the Tenant Improvement Allowance attributable to the Expansion Space Tenant Improvements (as set forth in the Expansion Space Work Letter), the Monthly Base Rent and the Tenant’s Share of Project Direct Expenses) shall be retroactively modified as of the Expanded Premises Commencement Date as provided in this Section 6.2, in accordance with such determination, and any prior overpayments and/or underpayments of any such amounts based on the incorrect rentable square footage amount by Tenant and/or Landlord shall be reconciled with appropriate payments by the appropriate party hereto being made within thirty (30) days after the date of determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

7. Extended Term of the Lease. The Lease Term for Tenant’s lease of the entire Premises (i.e., the Existing Premises as expanded by the Expansion Space), including that portion of the Lease Term following the Expanded Premises Commencement Date is hereby extended to expire on the Lease Expiration Date (as the definition thereof in Section 9 of the Original Summary is modified by Clause (d) of Section 2 above). Tenant’s option to further extend the Lease Term pursuant to Section 2.2 of the Original Lease shall be limited to the entire Premises (i.e., the Existing Premises as expanded by the Expansion Space), and may not be exercised by Tenant with respect to the Existing Premises only or the Expansion Space only.

8. Base Rent. Commencing as of the Expanded Premises Commencement Date and continuing throughout the Lease Term as extended pursuant to modified definition of Lease Expiration Date set forth in Section 9.4 of the Original Summary, as modified in Clause (d) of

Section 2 of this Second Amendment, Tenant shall pay, in accordance with the provisions of this Section 8, Base Rent for the entire Premises (i.e., the Existing Premises as expanded by the Expansion Space) as follows: (a) if the Expanded Premises Commencement Date occurs prior to July 1, 2013, then Tenant shall pay to Landlord the monthly installments of Base Rent attributable to the Expansion Space at the same Monthly Rental Rate per square foot as is payable under the Lease for the Existing Premises, at the applicable rate set forth in Section 10 of the Original Summary (as modified by Clause (e) of Section 2 above), which shall be added to the monthly installment of Base Rent otherwise payable by Tenant pursuant to Section 10 of the Original Summary (as modified by Clause (e) of Section 2 above) for the Existing Premises only as the aggregate monthly installment of Base Rent payable for the entire Premises (i.e., the Existing Premises as expanded by the Expansion Space) from the Expanded Premises Commencement Date until June 30, 2013 (with any partial month of Base Rent for the expansion Space for the calendar month in which the Expanded Premises Commencement Date occurs to be prorated, if at all, in accordance with Section 3.1 of the Original Lease ); and (b) commencing on July 1, 2013, and continuing thereafter until the Lease Expiration Date set forth in Clause (d) of Section 2 above, Tenant shall pay the monthly installments of Base Rent in the amounts set forth in Section 10 of the Original Summary as modified by Clause (e) of Section 2 of this Second Amendment. Tenant’s abatement of Base Rent for months 29 and 30 of the initial Lease Term of the Lease (as set forth in Section 9 of the Original Summary and without regard to this Second Amendment) shall apply to Base Rent payable for the Existing Premises only during such months, regardless of whether the Expanded Premises Commencement Date occurs prior to the 29th month of the Lease Term (as set forth in Section 9 of the Original Summary and without regard to this Second Amendment). Landlord and tenant hereby agree that the rent abatement contained in Section 3.2 of the Original Lease shall not apply to the Expansion Space, and that the amortization of abated rent shall not be modified by the extension of the Lease Term pursuant to this Second Amendment.

9. Tenant’s Share of Direct Expenses/Management Fee. Notwithstanding anything to the contrary in the Lease, effective as of the Expanded Premises Commencement Date and continuing thereafter throughout the Lease Term as extended by this Second Amendment, Tenant’s Share of Direct Expenses for the Building (i.e., the Existing Premises as expanded by the Expansion Space) shall be one hundred percent (100%); and Tenant’s Share of Direct Expenses for the Project shall be equal to the percentage of the square footage of the Project that is located in the Building, which is approximately thirty one and 99/100ths percent (31.99%). In addition, notwithstanding anything to the contrary contained in clause (vi) of Section 4.2.5 of the Original Lease effective as of January 1, 2012 Landlord’s management fee for the Project will be four percent (4%) of gross receipts for the Project (i.e., Annual Base Rent and items of regularly recurring Additional Rent) per year instead of four percent (4%) of all receipts for Annual Base Rent for the Project per year.

10. Expansion Space Tenant Improvements. The Expansion Space Tenant Improvements shall be renovated and/or installed and constructed in accordance with the terms of the Expansion Space Tenant Work Letter.

11. Use of Expansion Space as Temporary Warehouse Space. Tenant and Landlord hereby agree that during that portion of the Lease Term preceding the commencement of the New Warehouse License Period (as defined in Section 11(b) below), and commencing on July 15, 2010 (the “Prior Warehouse License Commencement Date”), Tenant occupied portions of the Expansion Space for purposes of storage and warehousing certain personal property and inventory (the “Expired Temporary Warehouse License”), without a written agreement with Landlord for such leasing or occupancy thereof. Landlord and Tenant wish to resolve the Warehouse Claims relating to Tenant’s use of the Expansion Space during the Expired Warehouse License Period as follows:

(a) Conditional Waiver of Liquidated Claims for Prior Use. In consideration for Landlord’s agreement to fully and finally settle and release any and all claims that Landlord may have arising out of the Warehouse Claims (exclusive of the Surviving Matters), (i) Tenant and Landlord have agreed that Tenant is obligated to pay to Landlord a lump sum payment in the amount of $258,524.50 (the “Liquidated Warehouse License Fee”), which is calculated based upon a flat monthly license fee rate of $16,679.00/month for the 15 1/2-month period during the term of the Expired Temporary Warehouse License; provided, however, that (x) as part of the Parties’ mutual settlement of their respective claims incorporated into the Second Amendment Disputes (exclusive of the Surviving Matters), and (y) as a portion of the consideration for

Tenant’s agreement to (1) license the Expansion Space during the term of the New Temporary Warehouse License (as defined in Section 11(b) below), and (2) lease the Expansion Space (as expanded by the Mezzanine Expansion Improvements) as part of the Premises for the extended Lease Term pursuant to this Second Amendment, and (z) provided that Tenant is not in material or monetary default under the Lease (as amended hereby) prior to the Expanded Premises Commencement Date (unless such default is timely cured by Tenant, following Tenant’s receipt of notice of such default, prior to the expiration of the cure period associated with such default), then Landlord agrees that the Liquidated Warehouse License Fee is fully satisfied and forever released effective as of the Expanded Premises Commencement Date, and (ii) the Parties hereby agree that notwithstanding the releases provided herein, Tenant’s occupancy of the Expansion Space during the term of the Expired Warehouse License shall remain subject to all of the Surviving Matters, notwithstanding the waiver and release of the Liquidated Warehouse License Fee as of the Expanded Premises Commencement Date, which shall extend back, as obligations of Tenant arising out of the Original Lease (and without regard to any releases contained in the First Amendment), to July 15, 2010. In the event of a default by Tenant under the terms of the Lease (as amended hereby) that results in the early termination of the Lease, pursuant to the provisions of Section 19.2 of the Original Lease, prior to the Expanded Premises Commencement Date, the Liquidated Warehouse License Fee shall become immediately due and payable as part of Landlord’s damages arising out of the exercise of Landlord’s right to terminate the Lease.

(b) New Warehouse License. Landlord has agreed to license to Tenant, and Tenant has agreed to license from Landlord, the entirety of the Expansion Space, on a temporary basis, for the Warehouse License Permitted Uses (as hereinafter defined) only (the “New Temporary Warehouse License”), during that period (the “New Warehouse License Period”) that commenced on November 1, 2011 (the “New Warehouse License Commencement Date”), and continuing thereafter until that date (the “Warehouse Expiration Date”) which is the earliest of: (i) January 31, 2013; (ii) thirty (30) days after Tenant’s approval of the T.I. Construction Drawings, as set forth in Section 1.3.7 of the Expansion Space Work Letter, in the event Tenant timely and promptly delivers Tenant’s Ready to Commence Construction Notice; and (iii) the date of earlier termination of the New Temporary Warehouse License pursuant to Tenant’s breach of the limitations on its use of the Expansion Space to the Warehouse License Permitted Uses during the New Warehouse License Period, as described in Section 11(c) below. Tenant’s use of the Expansion Space during the New Warehouse License Period is limited to warehousing and storage of its personal property therein, and for no other use or purpose whatsoever, it being agreed by the Parties that in no event shall Tenant conduct any other business operations (including, without limitation, general office or research and development and/or laboratory uses) in any portion of the Expansion Space prior to the Expanded Premises Commencement Date (the “Warehouse License Permitted Uses”); provided, however, that Landlord’s staging of materials and equipment in preparation for the construction of the Expansion Space Tenant Improvements, if authorized by Tenant (which authorization shall not be unreasonably withheld, conditioned or delayed) to occur during the New Warehouse License Period shall be considered part of the Warehouse License Permitted Uses. In connection with Tenant’s Temporary Warehouse License during the New Warehouse License Period, Tenant shall pay to Landlord, a monthly license fee (the “New Warehouse License Monthly Fee”) equal to $16,679.00/month. Such New Warehouse License Monthly Fee shall be payable on the first (1st) day of each month in advance during the New Warehouse License Period at the same time and in the same manner as monthly Base Rent for the Premises; provided that the New Warehouse Monthly Fee for the period between the New Warehouse License Commencement Date and the last day of the calendar month in which the Effective Date of this Second Amendment occurs shall be due and payable concurrent with Tenant’s execution and delivery of this Second Amendment to Landlord. In the event that the New Warehouse License Monthly Fee is not paid when due following the Effective date of this Second Amendment, then such failure shall be considered a monetary default under the Lease, and if such monetary default is not timely cured by Tenant, Landlord shall have the same rights as provided in Article 19 of the Original Lease for any other monetary default under the Lease. The New Warehouse License Monthly Fee shall be deemed to include Tenant’s Share of all Direct Expenses of the Building and the Project associated with the Expansion Space only, provided that Tenant shall at all times during the New Warehouse License Period directly pay (or reimburse Landlord for) all electricity separately metered or sub-metered to the Expansion Space (and if such amounts have been previously paid by Landlord, or are billed to and paid by Landlord following the Effective date of this Second

Amendment, Tenant shall reimburse Landlord for such electricity bills paid by Landlord within 30 days of receiving a copy of the paid electricity bill from Landlord).

(c) Warehouse License Permitted Use Violation. Notwithstanding the foregoing or anything to the contrary contained in this Second Amendment, Landlord shall have the right to enter the Expansion Space at any time during the New Warehouse License Period, without prior notice, to verify that Tenant is not occupying or otherwise using any portion of the Expansion Space for any use or operations other than the Warehouse License Permitted Uses. If, at anytime during the New Warehouse License Period, Tenant occupies or otherwise uses any portion of the Expansion Space for any use or operations other than the Warehouse License Permitted Uses and Landlord notifies Tenant in writing (the “Use Violation Notice”) of such violation, and unless Tenant terminates such unauthorized use or operations within five (5) business days following Tenant’s receipt of the Use Violation Notice, then Tenant’s New Temporary Warehouse License shall expire on that date which is five (5) business days after Tenant’s receipt of the Use Violation Notice (and further provided that following Tenant’s receipt of a second (2nd) Use Violation Notice from Landlord during the New Warehouse License Period, which sets forth a factually accurate violation of the Warehouse License Permitted Uses, Tenant shall have no right to cure such second (2nd) event of unauthorized use and the New Temporary Warehouse License shall terminate as of that date which is five (5) business days after Tenant’s receipt of the applicable Use Violation Notice). In the event that the New Temporary Warehouse License is terminated pursuant to any Use Violation Notice received by Tenant during the New Warehouse License Period, the Expanded Premises Commencement Date shall be deemed to have automatically occurred as set forth in Section 9.3 of the Original Summary, as modified by Clause (d) of Section 2 above.

(d) Tenant’s license of the Expansion Space pursuant to the New Temporary Warehouse License shall be subject to all of the terms, conditions and limitations set forth in the Lease, as amended hereby, regarding the Existing Premises except as follows:

i.	Tenant agrees that Tenant currently licenses and will continue to license the Expansion Space in its current “as-is” condition;

ii.	Tenant shall not be liable for any Direct Expenses attributable to the square footage of the Expansion Space prior to the Expanded Premises Commencement Date;

iii.	The construction of the Expansion Space Tenant Improvements shall be subject to the terms and conditions of Tenant Work Letter attached to this Second Amendment, and the terms and conditions of Article 8 of the Lease shall be applicable to the Expansion Space only with respect to any alterations made by or for Tenant to the existing improvements in the Expansion Space (as of the Effective Date), which are not included in the Landlord’s Work; and

iv.	Upon the expiration of the New Temporary Warehouse License, the Expansion Space shall be incorporated into the Premises in accordance with the terms and conditions of the Lease as modified by this Second Amendment (and the terms of this Section 11 governing the use of the Expansion Space pursuant to the New Temporary Warehouse License shall be superseded by the terms and condition of Tenant’s leasing of the Expansion Space as part of the Premises).

12. Letter of Credit. On or before the date (the “L/C Increase Date”) that is the earlier of (a) thirty (30) days after Landlord’s approval or deemed approval of the T.I. Construction Drawings, if Tenant delivers Tenant’s Ready to Commence Construction Notice, and (b) January 1, 2013, Tenant shall cause the amount of security for Tenant’s Lease obligations held by Landlord in the form of a Letter of Credit to be increased to the Increased Stated Amount (as defined in Section 12 of the Original Summary, as modified by Clause (g) of Section 2 above); provided, however, that if the Initial Stated Amount is reduced pursuant to the terms and conditions of Section 21.2 of the Original Lease on any Adjustment Date occurring prior to the L/C Increase Date, then the Increased Stated Amount shall be reduced as hereinafter provided. In order to satisfy the requirement to increase the amount of the Letter(s) of Credit to the Increased Stated Amount (as the same may be adjusted on any Adjustment Date occurring prior to the L/C Increase Date), Tenant shall have the right to elect to either: (i) increase the Initial Stated Amount of its existing Letter of Credit or (ii) cause a new Letter of Credit to be issued in the Increased Stated Amount (as reduced to reflect any Adjustment Date reduction as hereinafter provided), which new Letter of Credit shall be subject to all the terms and conditions applicable to Tenant’s existing Letter of Credit, as set forth in Article 21 of the Original Lease. The schedule of Adjustment Dates set forth in Section 21.2 of the Original Lease is hereby amended as follows with respect to the Increased Stated Amount required by this Second Amendment:

Adjustment Date	Increased Stated Amount

The second (2nd) anniversary of the Lease Commencement Date	$686,255.81

The third (3rd) anniversary of the Lease Commencement Date	$514,691.86

The fourth (4th) anniversary of the Lease Commencement Date	$343,127.90

The fifth (5th) anniversary of the Lease Commencement Date	$171,563.95

The sixth (6th) anniversary of the Lease Commencement Date	$0.00

13. Increased Security Deposit. As an additional inducement for Landlord entering into this Second Amendment, Tenant shall deposit with Landlord, in immediately available funds, the following amounts on the following dates: (a) concurrent with delivery of the Tenant-executed originals of this Second Amendment to Landlord, the amount required to increase the Security Deposit held by Landlord under the Original Lease to the amount (i.e., $77,320.10) required following the Effective Date of this Second Amendment as set forth in Section 12 of the Original Summary as modified in Clause (g) of Section 2 above, (i.e., $21,965.66 – the “Initial Additional Security Deposit Amount”); and (b) on or before the L/C Increase Date, the amount required to increase the Security Deposit held by Landlord following the Effective Date of this Second Amendment to the amount (i.e. $104,026.65) required to be deposited with Landlord following the L/C Increase Date as set forth in Section 12 of the Original Summary as modified in Clause (g) of Section 2 above, (i.e., $26,706.55– the “Second Additional Security Deposit Amount”). Tenant’s failure to timely deliver either the Initial Additional Cash Security Deposit or the Second Additional Cash Security Deposit as required pursuant to this Section 13 shall constitute an event of monetary default under the Lease (as amended hereby). The initial Security Deposit, as increased by the Landlord shall continue to hold the Security Deposit as increased by the Initial Additional Cash Security Deposit and the Second Additional Cash Security Deposit, shall be hereinafter referred to in the Lease as the “Security Deposit”.

14. Other Modifications. Section 14 of the Original Summary and Section 29.24 of the Original Lease are hereby excluded from this Second Amendment and all transactions contemplated hereby; Section 1.5 of the Original Lease is hereby deleted in its entirety and shall be of no further force or effect; and the last sentence of Section 29.5 is hereby modified as follows:

“Notwithstanding the foregoing, if the Landlord originally named in this Lease (the “Original Landlord”) assigns or otherwise transfers its fee interest in the Building prior to (a) substantial completion of the Expansion Space Tenant Improvements to be completed by Landlord pursuant to the Second Amendment to this Lease and (b) the distribution of the entire remaining balance of the Expansion Space Tenant Improvement Allowance (if any) required to be distributed by Landlord pursuant to the terms and conditions of the Expansion Space Work Letter for the Expansion Space Tenant Improvements, attached as Exhibit “B” to the Second Amendment to this Lease, and except to the extent that it has been finally adjudicated (by any judicial decision, binding arbitration, settlement agreement or otherwise), that such

Expansion Space Tenant Improvement Allowance (or portion thereof) is not due and payable by Original Landlord (collectively, the obligations referred to in clauses (a) and (b) above are referred to in this Section 29.5 as the “Original LL Requirements”) and further provided that the transferee of Original Landlord’s fee interest in the Project does not expressly assume Original Landlord’s obligations respecting the Original LL Requirements in writing, then Original Landlord shall within ten (10) business days following such assignment or transfer put into a third party escrow account designated by Original Landlord (which escrow shall be jointly paid for by Landlord and Tenant) for distribution to the Contractor (as defined in the Expansion Space Work Letter) on a progress payment basis pursuant to Tenant’s standard disbursement procedure for the Expansion Space Tenant Improvements and upon receipt of the appropriate conditional and/or unconditional lien releases, an amount equal to the balance of any unpaid portion of the Expansion Space Tenant Improvement Allowance for the Expansion Space Tenant Improvements.”

15. Notice of Lease Term Dates. Landlord will deliver to Tenant a written notice in a form similar to Exhibit “D” to the Original Lease, confirming the Expanded Premises Commencement Date. Tenant agrees to execute and return to Landlord said commencement letter accurately setting forth the Expanded Premises Commencement Date within ten (10) business days after Tenant’s receipt thereof.

16. Brokers. Each party represents and warrants to the other that other than Cassidy Turley representing Landlord (“Landlord’s Broker”) and Hughes Marino representing Tenant (“Tenant’s Broker”), no other broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Landlord shall pay Landlord’s Broker and Tenant shall pay Tenant’s Broker pursuant to the terms of separate written agreements with respect to each such party; provided, however, that Landlord and Tenant both agree to reasonably cooperate with one another in seeking a reduction of the amounts claimed by Tenant’s Broker as the commission due and payable by Landlord for its representation of Tenant with respect to this Second Amendment, and Landlord agrees to reimburse Tenant an amount equal to fifty percent (50%) of the total commission paid by Tenant to Tenant’s Broker pursuant to this Section 16, subject to the Parties’ good faith and reasonable agreement on such amount in advance, which amount will be paid by Landlord to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor (which request must be accompanied by evidence of payment and a written acknowledgement from Tenant’s Broker that the commission payable to Tenant’s Broker in connection with this Second Amendment and the transactions contemplated herein have been paid in full).

17. Representation of Tenant; Representation of Landlord. Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the state in which the Building is located; and (b) each person (and both persons if more than one signs) signing this Second Amendment on behalf of Tenant is duly and validly authorized to do so. Landlord hereby represents and warrants to Tenant that: (i) Landlord has received or will receive (prior to Landlord’s delivery of the fully-executed originals of this Second Amendment to Tenant) any required consent of its existing lender, as required by the Subordination, Non-Disturbance and Attornment Agreement dated as of February 5, 2010 and recorded on February 11, 2010 as Document No. 2010-0070838 in the Official Records of the San Diego County Recorder’s Office (the “SNDA”); and (ii) each person (and both persons if more than one signs) signing this Second Amendment on behalf of Landlord is duly and validly authorized to do so.

18. Release and Surviving Matters.

a. Mutual Release. As additional material consideration for Landlord’s and Tenant’s mutual agreement to enter into this Second Amendment, and except for the rights, duties and obligation created by this Second Amendment, and conditioned on the performance by the Parties of their respective obligations under the provisions of the Lease as modified by this Second Amendment, Tenant and Landlord agree to hereby fully and forever releases and discharges one another (and all of their respective affiliates, predecessors, successors and agents)

from any and all causes of action, changes, losses, damages, claims, demands, obligations and liabilities whatsoever in law or in equity that either Tenant or Landlord has or ever had as of the date of this Second Amendment against the other Party, whether known or unknown, including, without limitation the Second Amendment Disputes, excluding, however, the Surviving Matters (as defined below), which are expressly reserved by Landlord as liabilities of the Tenant for the remainder of the extended Lease Term, and for any period following the expiration or earlier termination of the Lease that such Surviving Matters may survive the Lease as expressly provided therein, and except for the Surviving Matters, Landlord and Tenant mutually covenant and agree that all actual and alleged defaults relating thereto are hereby cured and deemed null and void for purposes of referencing any prior defaults in the Lease. With respect to the matters released in this Section 18, Landlord and Tenant each expressly waives all rights under the provisions of California Civil Code Section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Landlord and Tenant hereby acknowledge that each of them has respectively received the advice of legal counsel with respect to the aforementioned release and waiver and understands the terms thereof.

b. Surviving Matters. The term “Surviving Matters” shall mean and refer only to the following matters (all of which shall, notwithstanding anything to the contrary in this Second Amendment, be deemed to expressly survive the mutual release set forth in Section 18.1 above): (i) the covenants and obligations of (A) Section 10.1 of the Original Lease, but only to the extent of the covenants and obligations to indemnify, defend and hold harmless Landlord and its employees and agents from and against any claims for bodily or personal injury or property damage that occurred with respect to Tenant’s use of the Expansion Space prior to the New Warehouse License Commencement Date (subject, however, to the exceptions set forth in said Section 10.1), including Tenant’s obligation to maintain insurance coverage with respect to such claims pursuant to Section 10.3.1 of the Original Lease, and (B) Section 5.3 of the Original Lease relating to Tenant’s prior use of the Expansion Space; (ii) the covenants and obligations of Section 24.1 of the Original Lease, relating to Tenant’s violation of any Laws in its prior use and occupancy of the expansion Space; and (iii) any other rights, obligations, liabilities, covenants, representations and/or warranties expressly created or reserved in this Second Amendment with respect to the Expansion Space.

19. Counterparts and Fax/Email/Electronic Signatures. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Second Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or email or by a party’s electronic signature, and copies of this Second Amendment executed and delivered by means of faxed or emailed copies of signatures or originals of this Second Amendment executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Second Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this Second Amendment containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this Second Amendment as if it were an original wet signature page.

20. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall continue to apply and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Second Amendment.

[SIGNATURES ATTACHED HERETO]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“Landlord”:

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company

By:	NEWPORT NATIONAL / THE CAMPUS CARLSBAD, LLC, a California limited liability
Its:	Managing Member

	By:	Newport National Corporation, a California corporation, Its Manager

By:
Scott R. Brusseau, President

“Tenant:”

CLINICAL MICRO SENSORS, INC., a Delaware corporation dba GENMARK DIAGNOSTICS

*By:
Name:
Title:

*	NOTE:
Because Tenant is a corporation incorporated in a state other than California, Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Second Amendment to Lease.

EXHIBIT “A”

DEPICTION OF EXPANSION SPACE

EXHIBIT “A”

EXHIBIT “B”

EXPANSION SPACE TENANT WORK LETTER

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company (“Landlord”) and CLINICAL MICRO SENSORS, INC., a Delaware corporation dba “GENMARK DIAGNOSTICS, INC.” (“Tenant”) as of this 18th day of January, 2012, are executing simultaneously with this Tenant work letter (“Work Letter”), a written Settlement and Release Agreement and Second Amendment to Lease (“Second Amendment”) covering the Expansion Space as described in the Second Amendment.

This Work Letter defines the scope of tenant improvements and mezzanine expansion work that Landlord is to construct at the Expansion Space only.

This Work Letter is part of the Lease (as defined in the Second Amendment and amended thereby) and is subject to its terms and conditions. Terms which have initial capital letters and are not otherwise defined in this Work Letter shall have the meanings given them in the Second Amendment. In consideration of the mutual covenants herein, Landlord and Tenant mutually agree as set forth below.

SECTION 1 — IMPROVEMENTS; PLANNING AND DOCUMENTS

1.1 Construction of Tenant Improvements and Tenant Work.

1.1.1 Construction of Tenant Improvements. As part of the Landlord’s Work, Landlord agrees to furnish, at Tenant’s sole cost and expense, but subject to reimbursement of a portion thereof from the Tenant Improvement Allowance (as provided in Section 3.1 below), all of the material, labor and equipment as may be reasonably necessary to construct the Tenant Improvements (as such term is defined in Section 1.3.6 below and referring to the Expansion Space Tenant Improvements (as defined in Section 3 of the Second Amendment only) in substantial conformance with the T.I. Plans and Specifications (as such term is defined in Section 1.3.8 below).

1.1.2 Construction of Tenant Work. Tenant Work (defined below) shall be furnished and installed by Tenant at Tenant’s sole cost and expense.

1.2 Construction of Landlord’s Work. The “Landlord’s Work” shall mean and consist of the Landlord Mezzanine Work (as defined in Section 6 of the Second Amendment, and as provided in Section 1.3.1 below) and the Tenant Improvements (as defined in Section 1.3.6, as provided in Section 1.1.1 above). Subject to the terms and conditions of this Work Letter, Landlord agrees to furnish all of the material, labor and equipment as may be reasonably necessary to construct the Landlord’s Work in substantial conformance with the T.I. Plans and Specifications (as such term is defined in Section 1.3.8 below). Landlord shall use its commercially reasonable efforts to endeavor to achieve Substantial Completion (as such term is defined below) of the Landlord’s Work by July 1, 2013 (the “Estimated Date of Substantial Completion”).

1.3 Plans and Specifications.

1.3.1 Landlord’s Mezzanine Work. Landlord’s Mezzanine Work shall have the meaning ascribed to it in Section 6 of the Second Amendment and shall be completed by Landlord, at Landlord’s sole cost and expense (except as hereinafter provided) at Landlord’s sole cost and expense pursuant to the T.I. Plans and Specifications relating to the same. Landlord’s Mezzanine Work will be completed by Landlord as a bid alternate to the T.I. Plans and Specifications and Landlord and Tenant agree and acknowledge that the Contractor (as defined in Section 3.3.3 below) selected to construct the Tenant Improvements will complete Landlord’s Mezzanine Work pursuant to Landlord’s reasonable construction schedule but concurrently with the construction of the Tenant Improvements.

1.3.2 Intentionally Omitted.

1.3.3 Space Plan. “Space Plan” shall mean a layout of the Landlord’s Work in the entire Expansion Space as prepared by Designcorp (“Architect”), incorporating the

EXHIBIT “B”

Manufacturing/Lab Layout (as provide in Section 1.3.3(a) below), and designating the location and preliminary design of all counters, fixtures, demising walls (it being agreed that the Tenant Improvements must include the installation of two (2) new stairs to the mezzanine located in the Expansion Space (as expanded by Landlord’s Mezzanine Work), related stairway partitions and two (2) skylights over such new stairs) to be included in the Expansion Space as the Tenant Improvements (collectively, the Stairs & Skylights). The Space Plan shall include the entirety of the Expansion Space with a warehouse component comprising not more than a total of 5,000 square feet of the Expansion Space), including, without limitation (i) the MEP/Lab Program and the Manufacturing/Lab Layout (as hereinafter defined), as prepared by Tenant’s MEP/Lab Consultant(s) (as hereinafter defined) in coordination with the Architect, (ii) a detailed description of all other fixtures and equipment required by Tenant as part of the Tenant Improvements (including locations of the same) contained in the Expansion Space such that mechanical, plumbing and electrical loads may be calculated and construction/engineering drawings may be produced and (iii) a detailed description of the Landlord’s Mezzanine Work as set forth in Section 6 of the Second Amendment (which shall be included as a bid alternate and paid for by Landlord as set forth in Section 6 of the Second Amendment).

(a) Manufacturing/Lab Layout. Tenant shall submit a list of one or more consultants (but not more than a total of three (3) consultants), comprising a third (3rd) party architect and/or engineers and/or other qualified consultants retained separately by Tenant for the purpose of the Manufacturing/Lab Layout and the MEP/Lab Program and reasonably approved in advance by Landlord (collectively, the “Tenant’s MEP Consultant(s)”), it being agreed that Tenant shall submit the proposed Tenant’s MEP Consultant(s) designated by Tenant to perform the design work associated with the MEP/Lab Layout by written notice to Landlord on or before that date which is the earlier of (a) May 1, 2012 and (b) concurrently with delivery of Tenant’s Ready to Commence Construction Notice (as defined in 1.3.3(b) below). Landlord’s failure to approve or reasonably disapprove any of the Tenant’s MEP Consultant(s) within five (5) business days following receipt of such notice (or any subsequent notice adding or replacing any Tenant’s MEP Consultant(s) retained by Tenant) shall be deemed Landlord’s approval of the subject Tenant’s MEP Consultant(s) submitted to Landlord for its approval. Following Landlord’s approval (or deemed approval) of each of the Tenant’s MEP Consultant(s) for the Manufacturing/Lab Layout design work, Tenant shall arrange for those MEP/Lab Consultant(s) participation in the Landlord’s space planning meetings (as described in Section 1.3.3(b) below) as required for the Manufacturing/Lab Layout to be completed and delivered to Architect, for incorporation into the Space Plans, on or before that date (the “Manufacturing/Lab Layout Deadline”) which is the earlier of: (i) July 1, 2012, and (ii) thirty (30) days after Tenant’s delivery of Tenant’s Ready to Commence Construction Notice (if Tenant elects to deliver such a notice); provided that any delays in the completion of the Space Plans that are caused by Tenant’s failure to engage the Tenant’s MEP Consultant(s) or any of them unless and as required or to thereafter cause such Tenant’s MEP Consultant(s) to act reasonably in coordinating the design of the Manufacturing/Lab Layout with the Architect during the Space Planning Period (as defined in Section 1.3.3(b) below) shall be a Tenant Delay to the extent completion of the Space Plans are delayed beyond the Scheduled Space Plan Completion Date (as defined in Section 1.3.3(b) below) as a result of such Tenant Delays. The “Manufacturing/Lab Layout” shall consist of the preliminary design and layout of the manufacturing, lab and warehouse areas of the Expansion Space, showing the general location of Tenant’s manufacturing and lab equipment, warehouse improvements and laboratory space, along with preliminary mechanical, electrical and plumbing system improvements and alterations for Tenant’s manufacturing, lab and warehouse operations, as well as the location and specification of all equipment and their requirements in the manufacturing, lab and warehouse areas of the Expansion Space.

(b) Space Planning Period. Architect shall be retained by Landlord to prepare the Space Plan on or before June 1, 2012 (the “Space Planning Commencement Date”), and commencing on June 1, 2012 and thereafter on a weekly basis (or such other basis as Landlord and Architect shall reasonably require) Tenant’s Representative (as identified in this Work Letter below) and the Tenant’s MEP Consultant(s) (as required by Tenant, if the meeting pertains to the Manufacturing/Lab Layout) shall meet with Landlord and Landlord’s Architect for purposes of commencing preparation of and thereafter diligently pursuing to completion the Space Plan such that the Space Plan shall be fully approved by Landlord and Tenant on or before September 1, 2012 (as such date may be accelerated pursuant to the following sentence, the “Scheduled Space Plan Completion Date”; with the period between the Space Planning Commencement Date and the date of final approval (or deemed approval) of the Space Plan by

EXHIBIT “B”

Tenant (as hereinafter provided) sometimes referred to herein as the “Space Planning Period”). However, Landlord and Tenant hereby agree that Tenant in its sole election may elect to accelerate the Estimated Date of Substantial Completion and consequently, the July 1, 2013 date set forth in clause (i) of Section 9.3 of the Summary (as modified by Clause (d) of the Second Amendment), and the Expanded Premises Commencement Date to an earlier date by delivering written notice to Landlord (“Tenant’s Ready to Commence Construction Notice”) to Landlord prior to May 1, 2012 in which event the May 1, 2012 and June 1, 2012 dates set forth in this Section 1.3.3 above and consequently, the July 1, 2013 date set forth in clause (i) of Section 9.3 of the Summary (as modified by Clause (d) of the Second Amendment), and the Expanded Premises Commencement Date (and every other date in this Work Letter for completion of any requirement or delivery of any deliverable as an obligation of Landlord or Tenant or any of their respective agents, employees and contractors under this Work Letter) will be advanced by one day for each day prior to May 1, 2012 on which Tenant delivers the Tenant’s Ready to Commence Construction Notice to Landlord in accordance with this Section 1.3.3(b). Tenant shall approve or reasonably disapprove the Space Plan or any revisions thereto within five (5) business days after Landlord or Architect delivers the Space Plan or such revisions to Tenant. Tenant’s failure to reasonably disapprove the Space Plan or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval) within said five (5) business day period shall be deemed to constitute Tenant’s approval of the Space Plan or such revisions.

1.3.4 MEP/Lab Program. “MEP/Lab Program” shall mean a final layout of the manufacturing, lab and warehouse space (which will ultimately be consistent with the Manufacturing/Lab Layout), and designation of all required details and specifications relating to Tenant’s proposed mechanical, electrical and plumbing and lab uses, and warehouse improvements, in the Expansion Space, such that mechanical, plumbing and electrical loads may be calculated and MEP fully engineered drawings may be produced. The MEP/Lab Program shall be prepared by Tenant’s MEP Consultant(s) and submitted to Landlord on or before June 1, 2013. The Manufacturing/Lab Layout shall be prepared by Tenant’s MEP Consultant(s) and submitted to Landlord on or before July 1, 2012 as set forth in Section 1.3.3 above, so that MEP/Lab Program and Manufacturing/Lab Layout (both of which shall have been fully approved by Tenant) is completed during the Space Planning Period. Landlord’s approval of the MEP/Lab Program shall not be unreasonably withheld. Landlord may approve or reasonably disapprove the MEP/Lab Program in a writing delivered to Tenant within five (5) business days of Landlord’s receipt of the MEP/Lab Program. If Landlord expressly and reasonably disapproves the MEP/Lab Program, then Landlord shall, as part of its disapproval notice, (x) approve those portions which are acceptable, and (y) disapprove those portions which are not acceptable, specifying the reasons for such disapproval and describing the changes Landlord requests for each item disapproved. Landlord’s failure to deliver its approval or reasonable disapproval notice within such five (5) business day period shall be deemed Landlord’s approval of the MEP/Lab Program so submitted. Within ten (10) business days following Landlord’s reasonable disapproval of any portion of MEP/Lab Program, Tenant shall have the MEP/Lab Program revised to incorporate the changes requested by Landlord and deliver the revised MEP/Lab Program to Landlord for Landlord’s review and approval pursuant to the procedure set forth above. This process shall be repeated until the MEP/Lab Program is approved.

1.3.5 MEP Fully Engineered Drawings. “MEP Fully Engineered Drawings” shall mean a complete set of engineered MEP drawings, reflecting the final design of the MEP mechanical, plumbing and electrical to be incorporated into the T.I. Construction Drawings and incorporating the MEP/Lab Program as approved (or deemed approved) by Landlord. The MEP Fully Engineered Drawings shall be prepared by third (3rd) party engineers retained by Landlord for such purpose, in consultation with the Tenant’s MEP Consultant(s), if Tenant so requests. Landlord shall use commercially reasonable efforts to cause the MEP Fully Engineered Drawings to be completed within forty-five (45) days following Landlord’s approval (or deemed approval of Tenant’s Manufacturing/Lab Layout. Tenant shall approve or reasonably disapprove the MEP Fully Engineered Drawings or any revisions thereto within five (5) business days after Landlord or Landlord’s third (3rd) party consultant delivers the MEP Fully Engineered Drawings or such revisions to Tenant. If Tenant expressly and reasonably disapproves the MEP Fully Engineered Drawings, then Tenant shall, as part of its disapproval notice, (a) approve those portions which are acceptable, and (b) disapprove those portions which are not acceptable, specifying the reasons for such disapproval and describing the changes Tenant requests for each item disapproved. Tenant’s failure to reasonably disapprove the MEP Fully Engineered

EXHIBIT “B”

Drawings or any revisions thereto by written notice to Landlord (which notice shall specify in detail the reasonable reasons for Tenant’s disapproval) within said five (5) business day period shall be deemed to constitute Tenant’s approval of the MEP Fully Engineered Drawings or such revisions.

1.3.6 Tenant Improvements. “Tenant Improvements” shall mean those portions of the Expansion Space identified in the T.I. Plans and Specifications (as are generally consistent with the Space Plan), which are the responsibility of Contractor to construct. The Tenant Improvements shall be based on the approved T.I. Plans and Specifications utilizing Landlord’s Building Standards (as such term is defined in Section 8.2 of the Original Lease) described on Exhibit “I” attached to the Original Lease and incorporated herein; provided, however, that such improvements may be upgraded subject to Landlord’s prior written consent and the terms of this Work Letter. Landlord and Tenant hereby agree that any improvements depicted or specified in the MEP/Lab Program and Manufacturing/Lab Layout as approved (or deemed approved) by Landlord shall be incorporated into the T.I. Plans and Specifications for the Tenant Improvements by Architect irrespective of whether such improvements are non-Building Standard (with the understanding that Landlord shall raise any such objections at the time of its approval or disapproval of the MEP/Lab Design, and not thereafter if the MEP/Lab Design is approved or deemed approved).

1.3.7 T.I. Construction Drawings. “T.I. Construction Drawings” shall mean 1/4 or 1/8 scale construction drawings for the Tenant Improvements containing all information reasonably necessary to construct the Tenant Improvements, which drawings shall be consistent with the approved Space Plan, the approved MEP/Lab Program, and the approved MEP Fully Engineered Drawings.

1.3.8 T.I. Plans and Specifications. “T.I. Plans and Specifications” shall mean collectively the approved (or deemed approved) Space Plan, the approved MEP/Lab Program, the approved MEP Fully Engineered Drawings and the T.I. Construction Drawings, and all related plans, drawings, specifications and notes developed or prepared in connection therewith.

1.3.7 Preparation of Tenant Improvement Documents.

1.3.7.1 Architect. As set forth in Section 1.3.3, Landlord and Tenant have mutually agreed that Landlord shall engage Designcorp for the preparation of the Space Plan and the T.I. Construction Drawings.

1.3.7.2 T.I. Construction Drawings. Landlord shall deliver to Tenant the proposed T.I. Construction Drawings on or before the date that is ten (10) weeks following the date upon which the Space Plan shall have been fully approved or deemed approved by Landlord and Tenant. The T.I. Construction Drawings shall be subject to the approval of Landlord and Tenant, which approval shall not be unreasonably withheld (it being agreed that it shall not be unreasonable for Tenant to withheld its approval if the T.I. Construction Drawings materially deviate from the approved (or deemed approved) MEP Program, Manufacturing/Lab Layout and/or Space Plan). Landlord or Tenant may approve or disapprove the T.I. Construction Drawings in a writing delivered to Landlord or Tenant, as the case may be, within five (5) business days of such party’s receipt of the T.I. Construction Drawings. If Landlord or Tenant expressly disapproves the T.I. Construction Drawings, then Landlord or Tenant, as the case may be, shall, as part of its disapproval notice, (i) approve those portions which are acceptable, and (ii) disapprove those portions which are not acceptable, specifying the reasons for such disapproval and describing the changes the disapproving party requests for each item disapproved, provided Tenant may only disapprove the T.I. Construction Drawings if same materially deviates from the Space Plan approved by Tenant pursuant to this Work Letter (as determined by Tenant in its reasonable discretion). Landlord or Tenant’s failure to deliver its approval or disapproval notice within such five (5) business day period shall be deemed such party’s approval of the T.I. Construction Drawings so submitted. Within ten (10) business days following either party’s disapproval of any portion of the T.I. Construction Drawings, Landlord shall have the T.I. Construction Drawings revised to incorporate the changes requested by the disapproving party and deliver the revised T.I. Construction Drawings to both Landlord and Tenant. Tenant acknowledges that Landlord is relying on Tenant’s timely submittal of the MEP/Lab Program and Manufacturing/Lab Layout and approval of the T.I. Construction Drawings in order to allow Landlord to attempt to deliver the Expansion Space on the Estimated Date of Substantial Completion. Accordingly, for each day which passes after the date(s)/time

EXHIBIT “B”

frames required for performance for such delivery of the MEP/Lab Program and Manufacturing/Lab Layout and/or approval of the Space Plan, the MEP Fully Engineered Drawings and the T.I. Construction Drawings, but prior to Tenant performing such obligations, shall constitute a Tenant Delay (as such term is defined hereinbelow).

1.3.7.3 Ownership. Tenant hereby assigns to Landlord all of Tenant’s present and future right, title and interest in and to the T.I. Plans and Specifications, including, without limitation, the Space Plan, the MEP/Lab Program, the MEP Fully Engineered Drawings and the T.I. Construction Drawings.

1.4 Building Permits. Landlord shall be responsible for seeking a building permit necessary for the construction of the Tenant Improvements. Tenant shall be responsible for obtaining all other permits and governmental approvals relating to Tenant’s operations in the Expansion Space (including, by way of example only, any hazardous materials permits and FDA approvals). Landlord shall pay for such building permit relating to the Tenant Improvements only out of the Tenant Improvement Allowance. If a change to the approved T.I. Plans and Specifications is required by any governmental authority as a condition to obtaining a building permit, such change shall be made to the T.I. Plans and Specifications and deemed to have been approved by Tenant. Any increase in construction cost due to such change shall be charged to the Tenant Improvement Allowance, or, if the Estimated Construction Costs exceeds the sum of the Tenant Improvement Allowance, then such excess shall be deemed an Excess Cost (as such term is defined herein) to be paid by Tenant, however, the same shall be due and payable by Tenant within five (5) days of Landlord’s request therefor for purposes of timely obtaining the applicable building permit or other approval(s). The parties shall cooperate with each other as may be reasonably necessary to obtain the building permit and any and all other approvals, as appropriate. Landlord shall use its commercially reasonable efforts to obtain the necessary building permits and approvals for the approved T.I. Plans and Specifications by the date which is four (4) weeks following Tenants approval or deemed approval of the final approved T.I. Construction Drawings. Tenant acknowledges that Landlord is relying upon the timely acquisition of the Tenant Improvements building permits and approvals so that Landlord may attempt to Substantially Complete the Tenant Improvements by the Estimated Date of Substantial Completion.

1.5 Condition of Expansion Space; Limitation. Except as may otherwise expressly be provided in the Second Amendment and this Work Letter (and without affecting Landlord’s obligations under Section 1.2 of the Original Lease, or any other warranty of Landlord contained therein with respect to the Building or Project), Landlord makes no express or implied warranties or representations to Tenant with regard to the Expansion Space or the Project. However, Landlord shall deliver the Premises in the condition required by the Second Amendment and this Work Letter.

1.6 Approvals. After approval (or deemed approval) of the Space Plan, MEP/Lab Program, Manufacturing/Lab Layout, MEP Fully Engineered Drawings and the T.I. Plans and Specifications as provided herein, no changes, modifications or alterations may be made thereto by either Tenant or Landlord without the prior written consent of the other party to this Work Letter, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant’s consent shall not be required (but notice shall be provided to Tenant’s Representative) for any changes (a) that are required by any governmental agency with jurisdiction over the Building, or the applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code as required by Landlord’s insurance carrier for the issuance of insurance policies required to be maintained under the Lease; (b) as a result of field conditions, or (c) to substitute reasonably equivalent materials to avoid unanticipated delays, strikes or shortages, or (d) do not otherwise (i) materially deviate from the T.I. Plans and Specifications (as determined by Landlord in its reasonable discretion), or (ii) result in any material increased cost to Tenant for the Landlord’s Work (“Authorized Change Directives”); provided that for purposes of clause (b)(iii) of the foregoing limitations on Authorized Change Directives, changes that do not exceed $15,000 per change order line item, or $70,000 in the aggregate, which Landlord reasonably determines are reasonably required to achieve Substantial Completion of the Tenant Improvements on or before July 1, 2013 shall not be considered to materially increase the cost to Tenant of the Landlord’s Work. The costs of any such Authorized Change Directives, and any Change Order requested by Tenant and approved by Landlord, to the T.I. Plans and Specifications are to be included within the Landlord Costs (as such term is defined below) with any excess to be paid by Tenant as

EXHIBIT “B”

Excess Costs (defined below). Any changes to the T.I. Plans and Specifications requested by Tenant after approval thereof, other than any changes as may be made by Landlord pursuant to clauses (a), (b), (c) and/or (d) above in this Section 1.6, shall constitute a Change Order (as such term is defined below).

1.7 Costs. All costs and fees associated with the preparation of the T.I. Plans and Specifications, including, without limitation, all consultant or subcontractor design fees shall be paid for out of the Tenant Improvement Allowance in accordance with Section 3 below, except as may be expressly set forth otherwise herein. The Space Plan, T.I. Construction Drawings and T.I. Plans and Specifications shall be prepared by Architect (provided that the Manufacturing/Lab Layout and the MEP/Lab Program shall be prepared by Tenant’s third (3rd) party consultant as set forth above and the MEP Fully Engineered Drawings shall be prepared by Landlord’s third (3rd) party consultant(s) as set forth above) or as otherwise agreed in a separate writing signed by Landlord and Tenant.

1.8 SDG&E Savings by Design. Tenant acknowledges that Landlord desires to participate in the San Diego Gas and Electric (“SDG&E”) Savings by Design program (“Program”). Tenant agrees to reasonably cooperate with Landlord in incorporating such applicable Program standards within the design and specifications for the Tenant Improvements (the “Incorporated Program Items”). Tenant shall be entitled to a refund of Tenant’s proportionate share of any refund actually received by Landlord in connection with such Program to the extent such refund is awarded in connection with the completion of the initial Tenant Improvements.

SECTION 2 — TENANT IMPROVEMENTS

2.1 Tenant Improvements. The Tenant Improvements are and shall become Landlord’s property and shall be surrendered to Landlord upon expiration or earlier termination of the Lease in accordance with the provisions of the Lease.

2.2 Expansion Space Furnishings. It is expressly understood that Landlord’s obligation to construct Tenant Improvements in the Expansion Space is limited to construction of the Tenant Improvements specifically contemplated by the T.I. Plans and Specifications to be constructed by Landlord. Tenant shall be solely responsible for the performance and expense of the design, layout, provision, delivery, permitting and installation of any furniture, furnishings, equipment, and any other personal property Tenant will use at the Expansion Space.

SECTION 3 — TENANT IMPROVEMENT ALLOWANCE—COSTS

3.1 Tenant Improvement Allowance. Landlord has agreed to contribute a one-time tenant improvement allowance for the cost of preparing the T.I. Plans and Specifications related to Tenant Improvements and toward the cost of constructing the Tenant Improvements, (including, but not limited to, any necessary permits and approvals, and any necessary demolition work but excluding any costs of furniture, trade fixtures, equipment or personal property and/or any non-Building Standard improvements, all of which shall be Tenant’s sole responsibility) in an amount up to but not exceeding Sixty-One and 06/100 Dollars ($61.06) per square foot of the Expansion Space (“Tenant Improvement Allowance”). The Tenant Improvement Allowance is based on the square feet of the Expansion Space, and the calculation of square feet for the Expansion Space shall be as determined by Landlord (but subject to Section 6 of the Second Amendment). Notwithstanding any provisions of the Lease or this Work Letter to the contrary, Tenant shall be solely responsible for, and shall pay upon billing therefor, any and all costs and expenses relating in any way to the Tenant Improvements (including, but not limited to, the design, permitting and construction thereof) in excess of the Tenant Improvement Allowance with respect to the work of construction of the Tenant Improvements by Landlord’s Contractor (“Excess Costs”). The total of all costs to be incurred by Landlord in connection with the design and construction of the Tenant Improvements (including, without limitation, the costs to prepare the T.I. Plans and specifications, the obtainment of permits and completion of other pre-construction work relating to the Tenant Improvements) shall be referred to as “Landlord Costs” and Landlord’s contribution toward Landlord’s Costs shall be limited to the Tenant Improvement Allowance.

3.2 Intentionally Omitted.

EXHIBIT “B”

3.3 Cost of Tenant Improvement Work.

3.3.1 Reserved.

3.3.2 Reserved.

3.3.3 Obtaining Estimated Construction Cost. The contractor to be retained by Landlord as the contractor to construct the Tenant Improvements (“Contractor” or “Landlord’s Contractor”) shall be selected pursuant to the following procedure. Within three (3) business days following Landlord’s and Tenant approval (or deemed approval) of the T.I. Construction Drawings, Landlord shall instruct Architect to deliver the T.I. Construction Drawings to the City of Carlsbad for review and to at least five (5) general contractors mutually selected by Landlord and Tenant. Each such contractor shall be invited to submit a bid (on such bid form as Landlord shall designate either as a stipulated sum or a guaranteed maximum price) to construct the Tenant Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Tenant Improvements. All of the contractors submitting bids will obtain at least two (2) bids from each trade, provided Landlord shall have the right to designate the subcontractors to be utilized in connection with work affecting the Building Structure and/or the Systems and Equipment. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made and a low bidder determined. All bids and Landlord’s reconciliation will be “open book” and shared fully with Tenant. Landlord shall select the Contractor, subject to Tenant’s reasonable approval of such Contractor. The estimated cost of the Tenant Improvements set forth in the bid of the Contractor (as selected pursuant to the foregoing procedure), along with all other costs related to the Tenant Improvements shall be referred to herein as the “Estimated Construction Cost” and Landlord shall deliver written notice (“Estimated Construction Cost Notice”) of the same to Tenant.

3.3.4 Approval of Estimated Construction Cost by Tenant. Tenant shall, within three (3) business days of receipt of the Estimated Construction Cost Notice, either: (i) agree in writing to pay the amount by which the Estimated Construction Cost exceeds the sum of the Tenant Improvement Allowance (“Additional Cost”), such payment of the Additional Cost to be made in a cash lump sum within five (5) business days following Tenant’s receipt of the Estimated Construction Cost Notice, or (ii) revise the T.I. Plans and Specifications (in a manner reasonably acceptable to Landlord) so that the Estimated Construction Cost is either (a) no more than the Tenant Improvement Allowance, or (b) in excess of the Tenant Improvement Allowance, by no more than the amount of Additional Cost which Tenant agrees to pay, such payment of the Additional Cost to be made in a cash lump sum within five (5) business days following Tenant’s receipt of the Estimated Construction Cost Notice. If Tenant elects to revise the T.I. Plans and Specifications in order to reduce the Estimated Construction Cost, the period of time between the date following Tenant’s election to revise the T.I. Plans and Specifications and the date of the approval of the revised Estimated Construction Cost by Tenant shall constitute a Tenant Delay. The failure of Tenant to so respond within the three (3) business day period following receipt of the Estimated Construction Cost Notice shall be a Tenant Delay as to each day thereafter until Tenant so responds in writing. Upon approval by Tenant, Landlord shall be authorized to proceed with the Tenant Improvements in accordance with the approved T.I. Plans and Specifications. All costs arising out of any changes to the T.I. Plans and Specifications and/or the Estimated Construction Cost (except to the extent attributable to any deviation from the T.I. Construction Drawings approved by Tenant or otherwise required by Applicable Law), including, without limitation, any re-engineering, estimating, printing of drawings, costs of any space planner, architect, tenant improvement coordinator, engineering consultants and other consultants, management, and any other incidental expenses made pursuant to such Tenant requests, shall be chargeable against the Tenant Improvement Allowance, with any excess to be paid by Tenant as Excess Costs.

3.4 Landlord Costs for Tenant Improvements. Any and all costs incurred by Landlord in connection with the design, construction and installation of the Tenant Improvements in conformance with the T.I. Plans and Specifications and this Work Letter, including, but not limited to, any demolition or modification of any existing improvements as may be necessary to accomplish construction of the Tenant Improvements in conformance with the T.I. Plans and Specifications, and any other measures taken by Landlord to accomplish Landlord’s construction of the Tenant Improvements, including but not limited to governmental permits and approvals, shall be chargeable against the Tenant Improvement Allowance, with any

EXHIBIT “B”

excess to be paid by Tenant as Excess Costs. A construction management fee shall be paid to Landlord in the amount equal to two (2%) of the aggregate of all such Landlord Costs and all Excess Costs. Landlord shall have the right to charge such fee against the Tenant Improvement Allowance, with any excess to be paid by Tenant as Excess Costs. However, no bonding costs associated with any contractor proposed by Landlord shall be payable as an Approved Construction Cost or Excess Cost.

3.5 Tenant Costs for Tenant Improvements. Tenant shall be solely responsible for all Additional Costs. Failure by Tenant to timely deliver payment therefor as provided above shall prohibit Landlord from proceeding with the Tenant Improvements, shall constitute a Tenant Delay for each day of delay in delivering the cash lump sum equal to the Additional Costs as provided above and, at Landlord’s sole option, shall constitute a default by Tenant under this Work Letter and the Lease. Notwithstanding any provision of the Lease or this Work Letter to the contrary, Tenant shall pay for all Excess Costs. Notwithstanding any Additional Costs payments which may be made by Tenant, if at any time (including, without limitation, whether prior to, upon or after Substantial Completion) Landlord determines that Excess Costs exceed or will exceed that paid by Tenant (or that Excess Costs are otherwise due from Tenant) then Landlord shall have the right from time to time to bill Tenant for such Excess Costs, and Tenant shall pay to Landlord all such amounts so billed within ten (10) days after Tenant’s receipt of billing therefor. Tenant’s failure to timely pay any such amounts shall constitute a default by Tenant under this Work Letter and the Lease.

SECTION 4 — CONSTRUCTION OF TENANT IMPROVEMENTS

4.1 Completion of Tenant Improvements. Landlord shall be responsible for the construction of the Tenant Improvements in substantial conformance with the approved T.I. Plans and Specifications, subject to the terms and conditions of the Lease and this Work Letter. Upon Substantial Completion (as such term is defined below), Landlord and Tenant shall conduct an inspection of the Expansion Space and thereafter provide a “punchlist” identifying the corrective work of the type commonly found on an architectural punchlist with respect to the Tenant Improvements, which list shall be based on whether such items were required by the approved T.I. Plans and Specifications, as reasonably determined by Landlord. Within five (5) business days after delivery of the punchlist, Landlord shall instruct Contractor to commence the correction of the punchlist items and thereafter pursue such work to completion. The punchlist procedure to be followed by Landlord and Tenant shall in no way limit Tenant’s obligation to occupy the Expansion Space under the Lease (as amended by the Second Amendment) nor shall it in any way excuse Tenant’s obligation to pay Rent as provided under the Lease (as amended by the Second Amendment), unless such punchlist items actually preclude Tenant from occupying substantially all of the Expansion Space. Landlord warrants that, as of Landlord’s delivery of the Expansion Space to Tenant, the Tenant Improvements shall be in compliance with all laws applicable thereto as of the issuance of the building permits therefor.

4.2 Progress Reports; Site Meetings. Landlord shall conduct weekly construction meetings and provide to Tenant bi-monthly progress reports describing the condition and estimated schedule for completing the Tenant Improvements (“Progress Reports”). In no event shall the Progress Reports be deemed to be a representation, warranty or an assurance by Landlord of the date of Substantial Completion or the cost or expense of the Tenant Improvements, and Tenant specifically acknowledges that the Progress Report is only an estimate by Landlord based on information provided to Landlord. Except to the extent attributable to Landlord’s willful misconduct, Landlord shall have no liability or responsibility for any errors or inaccuracies in a progress report. In addition, Landlord shall coordinate on-site meetings of construction personnel as reasonably appropriate in order to implement the construction described in this Work Letter.

4.3 Substantial Completion. “Substantial Completion” or “Substantially Completed” as used herein shall mean all of the following have occurred: (i) delivery of a factually correct written notice to Tenant of the completion of construction of the Tenant Improvements in the Expansion Space substantially in accordance with the approved T.I. Plans and Specifications with the exception of minor details of construction installation, decoration, or mechanical adjustments, punchlist items, (ii) expiration of the Early Access Period (as defined in Section 5.1) (iii) the City of Carlsbad has issued a final inspection approval, certificate of occupancy (or equivalent), a temporary certificate of occupancy (or equivalent) or other equivalent authorization, or Tenant has occupied and obtained the beneficial use of the

EXHIBIT “B”

Expansion Space. Tenant agrees that if Landlord shall be delayed in causing such work to be Substantially Completed as a result of any of the events described herein (or elsewhere in the Lease) as a “Tenant Delay,” then such delay shall be the responsibility of Tenant. In any such event, Substantial Completion shall be deemed to have occurred the earlier of: (a) the date of Substantial Completion or (b) the date when Substantial Completion would have occurred if there had been no Tenant Delay. Landlord shall not be required to work on an overtime basis. For the purposes of this Work Letter, a “Tenant Delay” is defined as any delay directly or indirectly resulting from: (1) Tenant’s failure to comply with any time frames set forth herein or in the Lease (including the deadline set forth in Section 1.3.3 for (v) Tenant to meet with Landlord and Architect for purposes of preparing the Space Plan, (w) Tenant’s approval of the Space Plan, (x) Tenant’s delivery of the names of Tenant’s third party consultant and/or submittal and/or re-submittal (to the extent of any revisions required by Landlord) of the MEP/Lab Program and/or Manufacturing/Lab Layout, (y) Tenant’s approval of the MEP Fully Engineered Drawings and (z) Tenant’s approval of the T.I. Construction Drawings as such time frames may be adjusted in accordance with Section 1.3.3(b) as a result of Tenant’s timely delivery of a Tenant’s Ready to Commence Construction Notice); (2) any changes in any stage of the T.I. Plans and Specifications requested by Tenant after Landlord’s and Tenant’s approval of such stage, including, without limitation, any Change Order or changes made to reduce the Estimated Construction Cost; (3) Tenant’s failure to timely furnish any documents required herein or to timely approve any item or any cost estimates, the Estimated Construction Costs or any Change Orders, as required herein; (4) Tenant’s request for materials, finishes, or installations other than Landlord’s Building Standard items; (5) Tenant’s failure to timely perform any act or obligation imposed on Tenant by the Lease or this Work Letter as and when requested thereunder or hereunder; (6) Tenant’s failure to assemble its systems furniture to satisfy fire and building inspector requirements to procure a certificate of occupancy (or equivalent); or (7) any other delay otherwise caused by Tenant, its officers, directors, owners, agents, invitees, permittees, employees or contractors which operates to delay Landlord’s Substantial Completion of the Tenant Improvements, as reasonably determined by Landlord. Notwithstanding the foregoing, nor anything set forth in Section 5.3 below relating to Landlord Delays, there shall be no Tenant Delay or Landlord Delay if the effect such delays, in the aggregate, do not delay Substantial Completion of the Landlord’s Work beyond July 1, 2013; provided, however, that if Tenant delivers a Tenant’s Ready to Commence Construction Notice prior to May 1, 2012, then Landlord Delays and Tenant Delays shall be used in determining any acceleration or delay of the Expanded Premises Commencement Date regardless of the Estimated Date of Substantial Completion.

4.4 Tenant’s Right to Audit. Landlord shall keep detailed and accurate books and records (including financial records) in connection with the construction of the Tenant Improvements, and in accordance with customary standards for similar projects. Promptly following Substantial Completion of the Tenant Improvements, Landlord shall provide to Tenant a schedule together with reasonable back-up information requested by Tenant (inclusive of all invoices, payment receipts to the extent the same were actually provided to Contractor and mechanics’ lien releases), showing the calculation of the actual Landlord Cost and Excess Costs, and Tenant or its architects or other agents shall have the right, at Tenant’s sole cost and expense, to inspect and audit Landlord’s books and records relating thereto, so long as Tenant requests such inspection or audit within sixty (60) days after receipt from Landlord of Landlord’s calculation of Landlord Costs. In the event that either Landlord’s calculation of Landlord Costs and Excess Costs and/or Tenant’s inspection and/or audit of Landlord’s books and records determines that the Landlord Costs and Excess Costs are less than the sum of the Tenant Improvement Allowance and Additional Costs actually paid by Tenant to Landlord as set forth in Section 3.3.4, and as a result, Tenant has actually overpaid the amount of Additional Costs, then Landlord shall promptly refund any overpayment by Tenant of Additional Costs in excess of the actual amount of Landlord Costs and Excess Costs. If the parties are unable to agree upon the Landlord Costs and Excess Costs incurred in the construction of the Tenant Improvements, the parties agree that arbitration shall constitute the exclusive remedy for settlement of any such dispute. If either Landlord or Tenant desires to exercise its right pursuant to this Section 4.4, such party shall deliver written demand for arbitration to the other party, setting out the basis for the controversy. Any arbitration proceeding undertaken pursuant to this shall be held in front of a retired judge working with JAMS or another similar group, or if no such groups exists, a single neutral arbitrator shall be chosen by mutual agreement or, if the parties fail to agree, by the presiding judge of the San Diego Superior Court upon ex parte application. The arbitration shall take place in San Diego, California. The decision of the arbitrator shall be conclusive, final and

EXHIBIT “B”

binding upon Landlord and Tenant. Judgment upon the decision of the arbitrator may be entered in any court of competent jurisdiction. The cost of such arbitration (including reasonable attorneys’ fees incurred therein) shall be borne by the losing party as determined by the arbitrator.

SECTION 5 — TENANT WORK

5.1 Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements as set forth in the approved T.I. Plans and Specifications, including specifically, without limitation, those items of furniture systems, computer systems, cabling, telephone systems, telecommunications systems audio visual equipment, security systems not depicted as part of the Tenant Improvements on the T.I. Plans and Specifications (“Tenant Work” or “Tenant’s Work”) shall be furnished and installed by Tenant at Tenant’s sole cost and expense and shall not be chargeable to Landlord or against the Tenant Improvement Allowance. If any Tenant Work is not set forth on the approved T.I. Plans and Specifications, Tenant must secure Landlord’s prior written consent for such Tenant Work which consent of Landlord shall not be unreasonably withheld. Landlord’s approval or disapproval of any plans or specifications for Tenant Work may be based on any of the following matters in addition to any other matters reasonably considered by Landlord: (a) matters affecting the efficiency, operation and distribution of heating, ventilating, air-conditioning, electrical and plumbing systems, elevators, structural components, or any other shell building or common area system(s); (b) matters affecting Landlord’s insurance coverage; (c) compliance with building codes and other laws, ordinances, regulations, rulings and interpretations; (d) compliance with Landlord’s Building Standard items; (e) consent or approval rights of lenders; and (f) entrances on partial floors; provided that Landlord shall not disapprove any of Tenant’s Work for any of the foregoing reasons if such furniture systems, computer systems, cabling, telephone systems, telecommunications systems audio visual equipment, security systems are similar to, or components of, such systems already located at the Premises (i.e. in the Existing Premises, or as required to connect the Expansion Space equipment and systems to Tenant’s Common Area Equipment). Landlord has the right, exercisable in Landlord’s sole and absolute discretion, to require Tenant to remove all or any portion of such Tenant Work upon the expiration or earlier termination of this Lease upon notice to Tenant of such removal requirement. Tenant shall not commence the construction or installation of any improvements or fixtures whatsoever in the Expansion Space, including, specifically, but without limitation, the Tenant Work, without first securing satisfaction of all conditions thereto in the Lease and obtaining Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of: (i) Tenant’s contractor; (ii) detailed plans and specifications for the Tenant Work; and (iii) certificate(s) of insurance and/or copies of policies (as Landlord may request) as prescribed below. The required certificates of insurance shall demonstrate that Tenant and Tenant’s contractor(s) maintain insurance coverage in amounts, types, form and with companies required under the Lease and all other insurance reasonably required by Landlord. All such certificates or policies shall be endorsed to show Landlord (and any lender or other party Landlord may request) as an additional insured and the insurance shall be maintained by Tenant and/or Tenant’s contractor, as applicable, at all times during the performance of the Tenant Work. Provided that such certificates of insurance are so furnished to Landlord prior to the commencement of the proposed Tenant Work, Landlord may not unreasonably withhold or condition its consent to the making of an alteration or improvement unless the making or installation of the improvements or alterations would (w) adversely affect the Building Structure, (x) adversely affect the Building Systems and Equipment, (y) not comply with applicable laws, or (z) affect the exterior appearance of the Building. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Expansion, Contractor shall allow Tenant and Tenant’s vendors access to the Expansion Space at least thirty (30) days prior to the Substantial Completion of the Expansion Space (“Early Access Period”) for the purpose of performing the Tenant’s Work in the Expansion Space; provided that Landlord shall give Tenant written notice (and such Early Access Period shall not commence until Landlord has delivered such notice) at least ten (10) days in advance of such Early Access Period in order for Tenant to schedule performance of such work. Prior to Tenant’s entry into the Expansion Space as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Space and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

EXHIBIT “B”

5.2 Obligations. All of the Tenant Work shall be undertaken and performed in strict accordance with all applicable laws, the provisions of the Lease and the provisions of this Work Letter.

5.3 Landlord Delay. The July 1, 2013 date set forth in clause (i) of Section 9.3 of the Summary (as modified by Clause (d) of the Second Amendment) or such earlier date if Tenant shall have delivered Tenant’s Ready to Commence Construction Notice pursuant to its rights set forth in Section 1.3.3 of the Work Letter, shall be extended one (1) day for each day that Contractor is delayed in completing the Tenant Improvements in any portion of the Expansion Space as a result of a “Landlord Delay.” Subject to the conditions of the last sentence of Section 4.3 above, the term “Landlord Delay” shall mean only an actual delay in the completion of the Tenant Improvements which is caused by (a) the failure of Landlord to provide authorizations or approvals within the time periods set forth in this Work Letter, (b) the failure by Landlord to pay the Improvement Allowance when due under this Work Letter, (c) a violation by Landlord of its obligations under the Lease (as amended by the Second Amendment) or this Work Letter, (d) the issuance of a stop work order by a governmental agency (but only to the extent caused for reasons within Landlord’s reasonable control and not caused by the act or omission of Tenant, its agents, employees or contractors) and/or (e) Landlord’s failure to meet dates specified in the construction schedule for Landlord’s Mezzanine Work referred to in Section 1.3.1 of this Work Letter, where such failure to meet such dates causes an actual delay in completion of the Tenant Improvements.

SECTION 6 — CHANGE ORDERS

Tenant may request changes in the Tenant Improvements during construction only by written request to Landlord, or its designated representative, in substantially the form of Attachment “B” to the Exhibit “C” of the Original Lease, and as otherwise approved by Landlord. All such changes will be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to commencing any change, Landlord has the right to prepare and deliver to Tenant, a change order (“Change Order”) setting forth the additional time, if any, reasonably needed for such change and the total cost of such change (or reasonable estimated cost of such change if cost information is delayed) which cost or estimated cost will include, but not be limited to, associated architectural, engineering, management and construction contractor’s fees. Within three (3) business days after delivery to Tenant of the Change Order, Tenant shall deliver notice of approval, together with a lump sum cash payment equal to one hundred percent (100%) of the cost or estimated cost of the change set forth in the Change Order (“Payment”). If Tenant fails to approve such Change Order and deliver the Payment within two (2) business days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed Change Order and Landlord will not proceed to perform the change. Upon Landlord’s receipt of Tenant’s approval and Payment, Contractor will proceed to perform the change. Any and all delays arising from or in any way in connection with Tenant’s requests for changes or Change Orders shall be deemed Tenant Delays.

SECTION 7 — RESPONSIBILITY FOR FUNCTION

Landlord’s preparation and/or approval of any design or construction documents will not constitute any representation or warranty as to the adequacy, efficiency, performance or desirability of the improvements contemplated therein; provided, however, Landlord shall use commercially reasonable efforts to ensure that the construction of all Tenant Improvements shall be accomplished in a good and workmanlike manner, in substantial conformance with the approved T.I. Plans and Specifications, and in accordance with applicable laws in effect as of the date Landlord obtains permits for such Tenant Improvements.

SECTION 8 — TENANT AND LANDLORD OBLIGATIONS

8.1 Risk of Loss. All materials, work, installations and decorations of any nature brought upon or installed in the Expansion Space before the Expanded Premises Commencement Date shall be at the risk of the party who brought such materials or items onto the Expansion Space. Neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage or loss or destruction of such items brought to or installed in the Expansion Space by Tenant or its employees, agents or contractors prior to such date.

EXHIBIT “B”

8.2 Conformance with Laws. All Landlord’s Work and Tenant Work shall be done in conformity with applicable codes and regulations of governmental authorities having jurisdiction over the Building and the Expansion Space and valid building permits and all other authorizations from appropriate governmental agencies when required, shall be obtained by Landlord for the Landlord’s Work, and by Tenant for the Tenant Work and/or in connection with Tenant’s use or operations in the Expansion Space.

SECTION 9 — TENANT’S REPRESENTATIVE

Tenant has designated Paul Ross (“Tenant’s Representative”) as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant may change its representative under this Work Letter at any time by providing at least five (5) days prior written notice to Landlord. All inquiries, requests, instructions, authorizations and other communications with respect to matters covered by this Work Letter from Landlord will be made to Tenant’s Representative (and its designated project manager if one is engaged by Tenant as permitted under Section 10 below). Landlord will communicate solely with Tenant’s Representative and will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Tenant with regard to matters covered by this Work Letter.

SECTION 10 — LANDLORD’S REPRESENTATIVE AND TENANT’S PROJECT MANAGER

Landlord has designated Jeffry A. Brusseau as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Work Letter, but who shall also reasonably cooperate with Tenant and Tenant’s Representative in good faith with respect to all matters relating to the construction of the Tenant Improvements at no additional cost to Tenant (other than the construction management fee set forth in Section 3.4 above); provided that Tenant shall have the right in its sole discretion to retain its own project manager from time to time (in which case, Landlord’s Representative shall reasonably cooperate with such project manager in good faith with respect to all matters relating to the construction of the Tenant Improvements), provided that the cost of such replacement project manager shall be a cost of Tenant’s Work (and not chargeable to Landlord or against the Tenant Improvement Allowance). Landlord may change its representative under this Work Letter at any time by providing five (5) days prior written notice to Tenant. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter from Tenant will be made to Landlord’s representative. Tenant will communicate solely with Landlord’s Representative and will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Work Letter.

SECTION 11 — MISCELLANEOUS

11.1 Sole Obligations. Except as herein expressly set forth with respect to the Tenant Improvements, Landlord or Tenant has no obligation to do any work with respect to the Expansion Space. Any other work in the Expansion Space which may be permitted by Landlord pursuant to the terms and conditions of the Lease, including any alterations or improvements as contemplated in the Lease, shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

11.2 Reserved.

11.3 Authority; Counterparts. Any person signing this Work Letter on behalf of either Landlord or Tenant warrants and represents that such person has authority to do so. This Work Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one instrument.

11.4 Binding on Successors. Subject to the limitations on assignment and subletting contained in the Lease, this Work Letter shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

EXHIBIT “B”

11.5 Landlord’s Approval Rights. Notwithstanding any provision of the Lease or this Work Letter to the contrary, Landlord may withhold its approval of the Space Plan, the MEP/Lab Program, the approved MEP Fully Engineered Drawings and/or any revisions requested by Tenant to the T.I. Plans and Specifications, Change Orders or any other work requested by Tenant which require work which: (i) exceeds or adversely affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Project; (ii) is disapproved by the holder of any mortgage or deed of trust encumbering the Project at the time the work is proposed; (iii) would not be approved by a prudent owner of property similar to the Project; (iv) violates the Declarations; (v) Landlord reasonably believes will increase the cost of operation or maintenance of the Project, the Common Area or any systems thereof; (vi) Landlord reasonably believes will reduce the market value of the Premises or Project; (vii) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (viii) is not a Building Standard item or an item of equal or higher quality; (ix) in Landlord’s determination detrimentally affects the uniform exterior appearance of the Building; or (x) is reasonably disapproved by Landlord for any other reason not set forth herein.

11.6 Time of the Essence; Defaults. Time is of the essence as to each and every term and provision of this Work Letter to be performed by either Landlord or Tenant. Unless otherwise provided herein, in all instances where Tenant is required to approve an item, if no written notice of disapproval is given within the stated time period at the end of said period the item shall automatically be deemed approved and the next succeeding time period shall commence. Any failure of Tenant to timely make any payment or perform any other obligation required of Tenant under this Work Letter shall constitute a default by Tenant under this Work Letter and a default under the Lease (regardless of whether any provision of this Work Letter does or does not expressly state the same). The Work Letter is incorporated into the Lease by reference and made a part thereof.

11.7 Force Majeure. Force Majeure (as that term is defined in Section 29.17 of the Original Lease) shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rent and other payments and charges to be paid by Tenant pursuant to the Lease or this Work Letter; provided that no Force Majeure Delay shall be deemed to have occurred (and the right to claim such a delay shall be waived) if written notice of such event is not delivered by the party claiming a Force Majeure Delay within two (2) business days following its alleged occurrence.

EXHIBIT “B”

11.8 Incorporation. All schedules and attachments referenced in this Work Letter and attached hereto are incorporated herein by reference. This Work Letter is incorporated by reference in the Lease and all of the terms and provisions of the Lease are incorporated herein for all purposes.

11.9 Construction Warranties. Landlord shall obtain customary warranties and guaranties from the Contractor (“Contractor’s Warranty”) and the manufacturers of any equipment installed as part of the Tenant Improvements. If the Contractor’s Warranty is not expressly assigned to Tenant pursuant to the terms and conditions of the Construction Contract, Landlord shall, upon receipt of written request from Tenant, use its good faith efforts to pursue its rights under any such warranties obtained by Landlord for the benefit of Tenant, and unless such efforts are required to comply with Landlord’s compliance obligations under Section 1.2 of the Original Lease (with respect to the Expansion Space and related Systems and Equipment only) or its repair obligations under Section 7.1 of the Original Lease, Landlord shall be under no obligation to incur any expense in connection with asserting rights under such warranties or guaranties against either the Contractor or any manufacturer.

“LANDLORD”:

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company

By:	NEWPORT NATIONAL / THE CAMPUS CARLSBAD, LLC, a California limited liability company
Its:	Managing Member

	By:	Newport National Corporation, a California corporation, Manager

By:
Scott R. Brusseau, President

“TENANT”:

CLINICAL MICRO SENSORS, INC., a Delaware corporation dba GENMARK DIAGNOSTICS

*By:
Name:
Title:

ACKNOWLEDGMENT

I have read and understand the Work Letter to which this Acknowledgment is attached and agree to act as Tenant’s representative pursuant to Section 9 of the Work Letter.

Dated:	TENANT’S REPRESENTATIVE:

I have read and understand the Work Letter to which this acknowledgment is attached and agree to act as Landlord’s representative pursuant to Section 10 of the Work Letter.

Dated:	LANDLORD’S REPRESENTATIVE:

Jeffry A. Brusseau

EXHIBIT “B”